Exhibit 99.2

American Oriental Bioengineering, Inc.

Q2 2007 Earnings Call

August 8, 2007

Tony Liu:

Hong:

Good afternoon and welcome to our second quarter 2007 conference call. I would like to provide you with a strategic overview of our business. Wilfred Chow will then take you through our financial results for the second quarter; and Lily will conclude our prepared remarks by discussing our second quarter results and our outlook for the third quarter and the reminder of the year.

Tony Liu:

Hong:

Overall our results for the second quarter were strong and continue to reflect a healthy environment in China for our plant-based pharmaceutical and nutraceutical products. Our results reflect the ongoing dedication and commitment from our entire organization and I’d like to thank all of our employees for their efforts over the past quarter.

Tony Liu:

Hong:

We continue to take the appropriate measures to establish AOBO as a leading, fully-integrated plant based pharmaceutical and nutraceutical business in China that is dedicated to improving the health and wellness of Chinese consumers.

Tony Liu:

Hong:

We remain very focused on increasing our market presence in China. Pursuing a dual strategy of organic and acquisition-led growth is the most effective way to increase market share. This has been a successful endeavor for us in the past and we intend to continue to pursue this strategy for the foreseeable future. From an organic revenue growth perspective, we currently expect annual growth that will exceed 30% this year which represents various levels of growth expected in our three core product categories—prescription, OTC and nutraceuticals.

Tony Liu:

Hong:

We also recently successfully raised $74 million through a secondary public offering. Our enhanced cash position allows us to fulfill our goal of acquiring companies that can quickly add value to our business model. As you are well aware, acquisitions have been instrumental to our overall growth. In mid-June, we announced a LOI to acquire Changchun Xinan Pharmaceutical Group (CCXA) and earlier today we announced our intention to acquire Guangxi Boke Pharmaceutical Company (Boke). Lily will provide you with greater detail on each acquisition. Similar to our other acquisitions, we see the potential to expand CCXA’s and Boke’s sales, improve margins and enhance the operating infrastructure of each company.

Tony Liu:

Hong:

Overall, we are on the right path for continued growth in all areas of our business. We thank you for your support as we continue to pursue a strategy that will position AOBO as a leading company in the plant-based healthcare industry.

Tony Liu:

Hong:

I’ll now turn the call over to Wilfred who will review our financial results for the second quarter.

Wilfred Chow:

Thank you, Tony. For the second quarter net sales increased 49% to $33.9 million compared to $22.8 million in the prior period driven by increased selling and distribution efforts within our three key product categories.

Sales of our plant base pharmaceutical product increased 65% to $26 million compared to $15.8 million in the second quarter of last year. Among our two PBP product categories, our PBP prescription segment increased 15% to $11.5 million from $10.0 million and our PBP OTC segment increased 150% to $14.5 million from $5.8 million.

Our prescription product sales continue to be fueled by the Shanghuanlian injection powder and Cease Enuresis gel while our OTC products were driven by continued strong sales of our Jinji products and CE patch.

The second quarter sales of our Plant Based Nutraceuticals product increased 14% to $7.9 million compared to $6.9 million in the prior year. This increase reflects continued growth of our peptide series of products.

Gross profit for the second quarter increased 61% to $23.7 million compared to $14.7 million in the prior year. Gross profit margin for the second quarter increased 550 basis points to a record 69.9% compared to 64.4%. This increase in gross margin was primarily due to greater sales of higher margin OTC products, further improved operating efficiency and a stabilized pricing environment for our leading OTC and prescription products.

For the third and fourth quarter of 2007, we anticipate gross margins to be in the range of 65%-66% primarily as a result of the initial lower gross margin contribution from our two recently announced acquisitions.

Selling and marketing expenses increased to $3.9 million or 11.5% of sales in the second quarter compared to $2.0 million or 8.6% of sales in the prior year as the company continued to increase the number of employees and compensation to support overall revenue growth.

General and administrative expenses decreased 320 basis points to 7.5% of sales compared to 10.7% in the prior year as we began to realize economies of scale.

Second quarter advertising expenses increased to $5.4 million from $3.0 million, or 16% of sales. This percentage is consistent with our first quarter advertising expenditures, as we incurred additional expenses related to the increase of OTC product marketing and the Jinji product promotional effort.

Operating income for the second quarter increased to $11.5 million compared to $7.0 million in the comparable quarter last year. Operating margin increased 310 basis points to 33.9% compared to 30.8% in the prior year. This increase was primarily due to the increase in annual revenue and increased gross margin as well as improving economies of scale.

Interest income remains stable and has a minimal impact on overall income. Our interest income is considered low by some US investors’ standards, primarily because our cash is held in national banks in China, where interest rate is at 0.81% due to anticipated appreciation of RMB. Our decision to keep our cash in China is a reflection of two important factors. The first is that we believe the RMB’s continued appreciation will make it a stronger investment at this time than the US Dollar. The other is that, as a consolidator, we need to keep cash on hand to show potential acquisition candidates that we are liquid and fully capable of fulfilling our acquisition strategy. It is important for us to be able to strike while the iron is hot and move quickly to capitalize on attractive opportunities, as we have in the past.

Net income increased 67.2% to $9.7 million, or $0.15 per diluted share, compared to $5.8 million, or $0.09 per diluted share, in the prior year period.

The income tax rate for the Company in the second quarter decreased to 16.7% compared to 21% in the prior year. This lower income tax rate was a result of increased operating income coming from our GLP subsidiary, which enjoys a 0% tax rate for the first two years beginning with the close of this acquisition in April 2006.

The weighted average diluted shares outstanding for the second quarter was 66.6 million. This weighted average diluted share count already includes the dilutive effect of roughly 3.7 million of warrants outstanding as of the end of the second quarter. 3.5 million of these warrants are exercisable at $6.50 and 0.2 million are exercisable at $4.80. In order for us to redeem nearly all of these warrants, our stock would have to trade above $9.75 for 30 consecutive trading days. If all the warrants were exercised, the company would receive $23.8 million in proceeds. We have no immediate plans to redeem those warrants.

Looking at the balance sheet, our cash position increased to $108.4 million compared to $93.4 million at the end of the first quarter 2007. This is the result of net cash inflow generated from operations.

Total liabilities at the end of the second quarter were $28.4 million compared to $25.9 million at the end of the first quarter.

Second quarter inventory decreased to $12.1 million compared to $13.2 million at the end of the first quarter. Accounts receivable was $11.9 million compared to $10.5 million at the end of the first quarter.

Cash flow from operation for the six months ended June 30, 2007 increased to $16.0 million, compared to $8.2 million in the prior year primarily due to the increase in net income.

Our working capital remains very strong and increased to $114 million, compared to $102 million at the end of the first quarter of 2007.

Now, I will turn the call over to Lily.

Lily Li:

Thank you, Wilfred. We were pleased to see revenues in the second quarter increase from a seasonally slower first quarter. We believe our increasingly diversified product portfolio, marketing strategy, our trusted brand name, and growing distribution network contributed to our performance.

As we discussed on last quarter’s conference call, we anticipated a challenging market environment for our prescription products and therefore acted quickly to deploy greater resources toward our OTC products. These actions enabled us to effectively grow that segment of our business in the second quarter.

At the same time, we began to see consumers respond to a more positive business environment than we expected in the prescription market, enabling us to report better than expected prescription revenues. We saw positive increases in all our product lines, and remain optimistic that we can continue that trend.

During the second quarter, we worked hard to increase our presence in the consumer healthcare sector with existing and new over the counter products. We believe our Jinji brand represents a significant opportunity for us and we are beginning to realize a respectable flow of revenue from the Jinji product line, including Yi Mu Cao.

Though our Jinji Yi Mu Cao is still in a start-up phase, the results are satisfactory and in the second quarter of 2007, with three full months of sales, the product contributed over $2.3 million to our performance. This is also a higher margin product with significant recurring revenue opportunity. So we are pleased thus far with the results.

We are also pleased by the contribution from our nutraceutical products, which were slightly better than expected. Nutraceutical products remain an important contributor to our revenue, and grew 14% year over year.

AOBO continues to be an aggressive brand consolidator in China’s consumer healthcare market. We have successfully executed the integration of several acquisitions and plan to continue to seek out strong targets that can leverage our solid marketing, sales, distribution and management.

As many of you are aware, in the second quarter, we announced a letter of intent to acquire Changchun Xinan Pharmaceutical Group Company (CCXA) and right now, we expect to close this deal by the end of August. We will formally announce the completion of the deal as soon as we possibly can. The purchase price is not expected to exceed US $30 million and will be paid for in cash. CCXA is a privately owned business primarily serving the rural healthcare market with more than 100 pharmaceutical products in its portfolio. We believe some of the products from this business will be highly complimentary to our existing Jinji product line. While CCXA’s products cover both the prescription and OTC markets, the majority of sales come from the rural market which is also a key area of focus for our company. In 2006, CCXA was profitable and generated approximately US$7 million in revenue with approximately 25 products contributing to the overall revenues. Some of these products include Mubao, a blood circulation enhancer for treatment of PMS; Kanguzensheng Tablet for osteothyte treatment; Yakangling, a plant based gingivitis prescription that treats gingivitis; and Manbao, a plant based male sexual drive enhancer. These products are packaged in multiple forms including capsules, tablets and injectables.

Additionally, today we announced a letter of intent to acquire the Guangxi Boke Pharmaceutical Company. Located in the city of Nanning in the Guangxi province of China, Boke is a privately owned company that manufactures and distributes plant-based pharmaceutical, nutraceutical and personal care products, marketed primarily in China. The majority of its products are sold over-the-counter.

The company’s lead revenue generating product for the company is a line of nationally recognized nasal products designed to alleviate nasal congestion and sinus relief. This line is available in spray, tablet, capsule and granule form. Other leading products include a medical shampoo product approved by China’s Ministry of Health to treat dandruff as well as throat lozenges to alleviate sore throat symptoms.

In 2006, Boke generated revenues of approximately USD$15.7 million and was profitable. Boke’s manufacturing facility in Nanning is a GMP certified manufacturing facility.

Additionally, Boke has a sales force that exceeds 600 individuals and an expansive distribution network of primarily pharmacies throughout China. We believe that a portion of Boke’s distribution network can expand AOBO’s total points of presence in China.

We expect this transaction will be valued at approximately USD $40 million and expect to pay for this acquisition with cash on our balance sheet. The acquisition will be accretive to our business upon closing and we anticipate that the acquisition will close by the end of our fiscal 2007 third quarter.

This is a very exciting acquisition that can further diversify our product offering, strengthen our relationship with current distributors, broaden our overall distribution and generate greater consistency to our revenue stream. We look forward to providing investors with additional details related to this acquisition upon closing.

Going forward, with respect to our recently announced acquisitions, we intend to select the most promising and profitable products from each acquisition target to leverage across our large distribution network. Similar to other acquisitions including GLP, we also see the potential to improve operating efficiency, add greater structure to the product line and implement a more beneficial pricing strategy. As part of this effort, we intend to infuse CCXA and Boke into AOBO’s corporate culture and will incentivize their employees to improve productivity and efficiency to each business.

We are excited about the second half of the year and believe we are very well positioned for more compelling growth going forward for several reasons.

Our business is extremely flexible. Our broad product line allows us to tap into several different types of markets and therefore enables us to better withstand competitive, regulatory or economic pressures.

In this regard, we believe we successfully weathered the storm that faced the prescription pharmaceutical business, and as new regulatory reforms have been introduced in China, we are positioned to benefit from increased consumer confidence for prescription products and a more effective regulatory framework. When faced with the pressures of a decline in consumer confidence earlier this year, we quickly focused our resources on our over-the-counter business, thereby mitigating the impact of the pharmaceutical business while building a strong foundation to capture future revenues in both markets. As a result, we are now seeing slight improvements in the prescription market, while at the same time reaping the rewards of our flexibility as our OTC products are growing according to plan.

We continue to capitalize on a strong distribution network and we remain committed to getting our products to the most effective point of sale, which include hospitals, clinics and pharmacies (for our prescription and OTC products) as well as supermarkets, fitness centers and pharmacies (for our nutraceutical products). Importantly, we are also focused on improving profitability from all our distribution points.

We maintain a strong sales force comprised of more than 1,800 professionals. The strength and geographic breadth of our salesforce allows us to aggressively enter new markets and promote our products. In addition to working with independent distributors around the country, our expanding sales team monitors local market conditions throughout China, which allows us to better understand the needs of the consumer as well.

With $108.4 million in cash on our balance sheet as of June 30, 2007 and approximately $180 million in cash after our secondary offering, ($110 million once we complete these two acquisitions), we continue to be at the ready to quickly capitalize on any attractive acquisition targets. We are constantly evaluating potential acquisitions, and remain steadfast in our desire to bring shareholders the best values.

We remain firm in our conviction that our management team and our operating platform are the best available to execute on our plan as we increase brand awareness, introduce new products and leverage our strengths.

Regarding our financial guidance for the third quarter 2007, we currently anticipate revenue to be approximately $42.0 million, which represents a year-over-year increase of 55%. We expect the majority of this revenue growth to come from products that serve the OTC market, primarily the Jinji product portfolio. Our third quarter revenue assumes approximately $1.0 million in revenue from the CCXA acquisition, which assumes an August 2007 close. We anticipate diluted earnings per share of approximately $0.15 based on an estimated weighted average diluted share count of 76.0 million for the third quarter.

For the full fiscal year 2007, we now anticipate total revenues of approximately $158 million, which represents a year-over-year increase of 43%. This guidance includes approximately $8.0 million in revenues from the acquisition of CCXA and the newly announced Boke acquisition. This assumes an August acquisition close for CCXA and an acquisition close for Boke at the end of third quarter 2007. For the full year, we anticipate diluted earnings per share of approximately $0.60 based on an estimated weighted average diluted share count of 72.0 million for the full year.

As Tony mentioned, we have seen an increase in consumer confidence in the prescription pharmaceutical market during the quarter as a result of government SFDA reforms that was reflected in our better than expected prescription sales. As a result, we are now more optimistic about the prescription market than we have been earlier in the year. We are seeing increased demand for our gel and injectibles for the second quarter, and do not expect to see any slowing for the remainder of the year.

Having said that, we remain focused on the OTC sales strategy, which we began emphasizing more strongly in the wake of concerns about the prescription market. Our flexibility at that time allowed us to quickly move resources to the OTC products, and we believe this shift will continue for the remainder of this year, so that we can optimize growth and profitability overall.

With regards to our three core business categories, we expect that our prescription and the nutraceutical segments will continue to increase sales on a year-over-year basis and that the majority of our revenue growth will come from our over the counter products, namely Jinji branded products.

Finally, I’d like to address the issue of our recent equity offering. In preparing to raise capital to fulfill our strategic plan, we evaluated all possibilities for raising cash. We have clearly stated in the past that it is our plan to find good values in a fragmented industry, and to purchase through acquisition branded products that we can successfully grow through our strong sales, marketing and distribution channels. We fully understand that dilution from equity offerings can be painful in the short term, and this is not a decision that the management team made lightly. However, as we successfully execute more deals, the market for acquisition targets in China is growing more competitive. As a result, we felt it was prudent to make sure that we had enough cash on hand at any given time, so that as soon as we identified a potential target, we could move. This was especially the case in June, when we had CCXA in the pipeline, as well as with our intention to acquire Boke, which culminated in our announcement today. We continue to focus on many other interesting opportunities. In this market, we believe that well-capitalized companies will be the winners, and although there is no perfect solution, we felt that an equity offering was the best alternative for us to be prepared for our next acquisition while at the same time increasing AOB’s visibility world-wide as a leading consolidator in the Chinese health-care market. We plan to continue to make acquisitions that are accretive,, that are the best possible use of our cash, and that will add long term value to our business. We believe that 2-3 acquisitions is a good goal for us for 2007, and would like to begin exploring additional acquisitions that can provide us with increased scale and branding in 2008. No matter what the size of our acquisitions, we continue to pursue any target — and any necessary associated capitalization — with our shareholders foremost in mind.

In closing, let me reiterate that we think the remainder of 2007 is going to be a very exciting time for the company and we are very pleased with our revenue guidance for the full year, which represents organic year-over-year growth that will exceed 30%. We believe that our flexible business model combined with our strong financial position enables us to capitalize on a broad array of opportunities by quickly adapting to changes in the marketplace and growing our business through opportunistic and well-timed acquisitions.

We have a lot of work to do in the remainder of this year, and plan to continue to identify new ways to capture market share, increase our visibility and improve our profitability including new product launches, branding efforts, business integration and acquisitions.

That concludes our prepared remarks for today. Operator, we are ready to take some questions.

Operator: Thank you. Today’s question-and-answer session is held electronically. If you would like to signal to ask a question, please press star, then one on your touch-tone phone at this time. Once again, that is star, one to signal. We would like to remind everyone that if you do have a mute button on your phone, we do ask that you disengage that function before signaling, just to be sure that your signal can reach our equipment. Once again, that is star, one to signal to ask a question at this time. Please stand by while we assemble our roster.

And we will go first to Gur Roshwalb at Piper Jaffray.

Gur Roshwalb: Thank you very much. Thank you for taking the question. First of all, congratulations on the quarter, nicely executed.

Wilfred Chow: Thank you.

Gur Roshwalb: Three questions. Can you give us a little bit of guidance on a reasonable tax rate for 2007? And in general what do you find to be the only corporate salesperson? And how do you expect the CCXA and Boke acquisition to expect margin — to affect margins in the short term? And finally, do you expect any further acquisitions this year and can you comment on the expected size of those acquisitions? Thank you.

Tony Liu: (Chinese spoken).

Lily Li: Hi, Gur. I’m sorry, what is the third question? Would you please repeat that again?

Gur Roshwalb: Sure, absolutely. Do you expect any further acquisitions in 2007? You’ve gone through, you’ve commented in the past (inaudible), do you expect any further acquisitions this year and do you have a sense of the possible size if you intend to do it?

Lily Li: Okay.

Tony Liu: (Chinese spoken).

Lily Li: (Chinese spoken).

Wilfred Chow: I’ll take the first two questions I guess. So the overall — our current tax rate for this quarter is 16.7 million — 16.7% because of the contribution more from the GLP operating income. As everyone may know that the Chinese government has a new rule carving out that by in year 2008, beginning year 2008, there will be a uniform tax rate for companies at around 25%. Before the 2007 year, we were still under the current tax rate and as I mentioned before each of the subsidiaries will have their own tax rate. Our Three Happiness will have 15%; HSPL has 33% and GLP will still enjoy a zero tax rate for the first two years after their acquisitions. So for the full year 2007, under our estimate, the tax rate will not be more than 20%.

Hong Ju: So for CCXA and Boke, like Lily just said, we just signed LOI and that they have something that can be comparable to other acquisitions that we have done in the past. When we close acquisitions these businesses usually do not have a good margin as we have. However, after acquisition we will inject our business model, we will inject other things to improve the profit margin and for more detailed data, they will be available when the acquisition is closed or after the acquisition is closed.

Lily Li: (Chinese spoken).

Hong Ju: So for this year and the next year acquisition is a key — or is a focus that we are doing — executing our business strategy. Like I said before, two to three acquisitions for the year is a reasonable target; however when we do acquisitions the priority is to be given to how well the target companies can contribute to revenues and earnings once the transaction is completed. For sizes, we believe sizes like CCXA, like the... or Boke should be okay, or could be bigger; however when we do acquisitions the first priority is to — the potential to contribute to revenues and earnings, then it’s sizes.

Gur Roshwalb: Thank you.

Lily Li: Thank you.

Operator: We will go next to Julie Chen at Brean Murray Carret.

Julie Chen: Hi, Lily, Wilfred and Tony, how are you?

Lily Li: Good, thank you.

Julie Chen: The question I have is in OPEX; how should I envision the operating expenses moving forward in terms of the percentage, the total revenue at this time? With your increase in terms of selling, marketing and advertising for brand awareness, are we at that level where that’s a comfort level that we can move forward for the full year?

Tony Liu: (Chinese spoken).

Wilfred Chow: Yeah, the selling and marketing expenses for this quarter is around 11% of the total sales. The advertising expenses was around 16% towards sales for this quarter. And I think the percentage of this OPEX to the revenue is a reflection of the change of our strategy on more focusing on over-the-counter product which gives us a higher profit margin. As the company is going to be expecting the growth of the revenue for the second half of the year from, mainly from over-the-counter product, the percentage of selling, marketing and advertising expenses should be around that range.

Julie Chen: Thank you. I have one more question, which is about price hikes. Recently in the past few days in the Chinese papers they have certain news saying that the raw materials for the plant-based has increased in China, and I’d like to know whether that’s going to affect the company moving forward or do you already have supplied contracts in place where the potential effects of price hikes is minimal for the company?

Tony Liu: (Chinese spoken).

Operator: Anything further, Miss Chen?

Julie Chen: No, that was it. Thank you.

Operator: Thank you very much.

Lily Li: (Chinese spoken).

Hong Ju: So for our raw material supply, we rely on two sources. One source is the plantation that mainly dedicated their work or output for us and the other source is we rely on long term suppliers with whom we have contracts in which the price is fixed; therefore with these two sources we believe the price fluctuation in raw materials will be minimal to our operations.

Julie Chen: Thank you very much.

Lily Li: Thank you.

Operator: And we will go next to Elliot Wilbur at CIBC World Markets.

Elliot Wilbur: Good afternoon or good morning, thanks for taking the question. First, I believe it probably be most appropriately answered by Wilfred; with respect to advertising and sales and marketing expense in the quarter, it hit just over 27% of sales, that percentage or relative rate has increased pretty steadily now over the past two years and I’m just wondering should we expect that rate to continue to increase on a relative basis? And I guess the bigger picture question is are we hitting a point of diminishing returns here where incremental marketing and advertising dollars just are not perhaps generating the same level of top line growth?

Tony Liu: (Chinese spoken).

Lily Li: (Chinese spoken).

Hong Ju: So in the past few months our expense in general is ticking up. We believe there are two main reasons that cause this. The first one is a shift in our strategy. We used to have a focus on the prescription products, which does not require — which was not — is not allowed to do advertising but because of the pricing environment we shifted our focus to OTC and OTC products would require the establishment of a brand name, and therefore we will have to spend to build this brand. However, such spending is really used to lay a foundation that can benefit the future operations for future products, and that therefore we view this kind of spending as a savings type of investment that can benefit for the future. And then the other thing is is in the current Chinese pharmaceutical market the market environment is not so favorable for people to come up with a new prescription or other products, and therefore that’s one of the major reasons we made the decision to shift our focus. And at the same time you can see in our expense the administrative expense is ticking down. It is not ticking up. That means from a business administration perspective, our capability of controlling the cost, of increasing the efficacy, is demonstrated. And this is basically what I heard.

Wilfred Chow: I would also like to add some points here. Our increase in the selling and marketing expenses as a percentage of the revenue this quarter is also mainly because of the, of us increasing the number of sales and marketing professionals to approximately 1,800 people right now. The push in the professionals that we have is also a reserve for our future growth and in to, and for preparation for the integration of the potential target for the company that we’re going to acquire. So we will see some cost benefits from this going forward.

Elliot Wilbur: All right, thank you. I just have one additional question as well, probably best addressed by Tony. Because the AOBO story is positioned and is perceived by investors as very much a growth through acquisition model, could you perhaps just talk a little bit about the recent dynamics in the Chinese marketplace in terms of acquisition opportunities? If I look at the acquisition that you announced today and paying US 40 million for a company with US 12 million in sales, I mean roughly a multiple of 3.3 times. I mean that valuation level seems quite similar to many companies here in the US. So I guess I’m just wondering at this point have you seen a noticeable uptick or increase in the multiples that are being paid for recent acquisitions, or, if not, perhaps yet in terms of higher multiples are you certainly seeing more and more potential suitors or bidders showing up in taking a look at some of the recent acquisitions that you’ve been involved in?

Tony Liu: (Chinese spoken).

Hong Ju: To answer your question, Tony believes the acquisition landscape in the pharmaceutical industry in China is generally good. The recent regulatory efforts to integrate the market or to keep good order in the market actually is good for those real good companies or solid companies to develop or grow their business. In our acquisition efforts we have our own principles to follow. Our principles, the first priority of our principle is to look at the potential after the acquisition is closed. If we do long term or quite long time inspection before we make a move to acquire a company and during this time of inspection we basically want to discover how well the company — the target company’s business can be complementary to our existing business, and we will only make a move when we believe such acquisition will contribute significantly to our existing business. And as to the multiples, we are not really using the traditional American multiples as a principle to value a company or to make a decision whether or not to make an acquisition of a certain company. And with respect to the cost of acquisitions, Tony was saying, yes, the cost is somewhat ticking up; however there is still plenty of room for AOBO to acquire the target companies that can be complementary to AOBO and that can contribute to AOBO’s existing business.

My translation is done.

Elliot Wilbur: Thank you. I have no further questions.

Operator: Thank you, Mr. Wilbur.

Lily Li: Thank you.

Operator: We will go next to Will Lyons at Westminster Securities

Will Lyons: Hi, Tony, Lily and team.

Lily Li: Hi.

Will Lyons: Congratulations on another good quarter. It’s getting late so I’ll try to keep my questions short. If I, I haven’t gone through your Q completely, but it appears that if we took out the Jinji line, growth in the rest of your product lines would have been flat year-on-year, is that correct?

Tony Liu: (Chinese spoken).

Hong Ju: So Will, here, the management disagreed with you. They said, for example, looking at the growth from the Cease-enuresis series and the Shuanghuanglian Injection Powder, the growth rate is about 16%, and then let’s look at the nutraceutical side, the growth is about 14%; therefore it’s not flat.

Will Lyons: Let me restate it because I just want to make sure I understand. The total revenues went from 22.8 to 33.9 which is $11.1 million. The increase in Jinji was 11.5. I’m just saying if you took that out growth across the board, I realize you have growing products, but across the board excluding Jinji products growth would have been basically flat year-on-year.

Wilfred Chow: Will, the second quarter of 2006 already included some of the Jinji product sales.

Will Lyons: About how much would that have been, do you remember?

Wilfred Chow: Approximately 3.5 million.

Will Lyons: I see. Okay, thanks. All right. Well I think everybody who knows your company expects growth from acquisitions and organic, on the Guangxi/Boke acquisition, it looks like this is a move away from your focus on women’s health. Now, obviously there’s lots of places one can make money in this business, but is it fair to say that we’ll see some acquisitions outside women’s health in the future as well?

Tony Liu: (Chinese spoken).

Lily Li: (Chinese spoken).

Hong Ju: So we would say women’s health products is still our focus, or is still our major component; however this does not mean that we will exclude or pass by opportunities that can contribute to the top line and the bottom line. And Lily believes that the principle of an enterprise is its capability of making a profit.

Lily Li: (Chinese spoken).

Hong Ju: Okay. Lily would like to take this opportunity to explain our view on organic growth. We would take GLP as an example. This business was acquired by us in April 2006. Then from April 2006 to April 2007 it’s already 12 months after the closing, and we believe during this time we integrated the business into our existing business; and therefore the revenue increase and profit margin increase is significantly a part of our management’s operations. Therefore it’s part of our organic growth. For example, GLP’s revenue ticked up 90% last year. If that business was growing at 10% before we acquired them then at least 80% of such growth we can claim is our organic growth. Therefore we believe it’s maybe it’s because of this, such situations we do not think it’s fair to use traditional American standards to measure what is organic growth and what is not organic growth. In other words, part of the non- organic growth we believe actually it’s more reasonable to classify it as organic growth. The reason is we believe that growth is due to the business integration that is installed by AOBO’s management which otherwise will not exist.

Will Lyons: Well that makes sense, and I think everybody on the call would understand that you have to be opportunistic in China in what you’re trying to achieve. Going back to the fuel you have to fire this engine called acquisitions, did I understand correctly that after the offering you’ll have 180 million, 1-8-0 million dollars of which you’ll spend about 70 on the two announced acquisitions?

Lily Li: Almost, yes.

Will Lyons: And will, did I understand you to say that the 3.6 million warrant still outstanding would raise 23 million if they were exercised?

Wilfred Chow: That’s correct.

Will Lyons: Okay. So assuming you say that 30 to 40 million per acquisition, we can look forward to at least three or four acquisitions over the next 12-18-24 months?

Tony Liu: (Chinese spoken).

Lily Li: (Chinese spoken).

Wilfred Chow: Will, I understand your logic and your calculation is actually correct, if you’re thinking that way. But we are a, probably would need operating cash to operate and we estimate the current cash, operating cash that’s required in the company is approximately 40 million.

Will Lyons: Oh, I see. Okay.

Wilfred Chow: Yeah, and that the cash balance that we have to maintain to operate our business.

Will Lyons: Okay, all right. Well that makes sense. And finally, and again thanks for staying up so late or getting up so early for us here, in America. The average shares outstanding fully diluted for Q2 ‘07 was 66.6 million, and the number you’re using for fiscal year ‘07 fully diluted is 72 million, I’m just wondering where those five to six additional million shares will come from?

Tony Liu: (Chinese spoken).

Wilfred Chow: The estimate for the full year of weighted average diluted share of 72 million, we’re taking into account of the newly issued 9.27 million shares in the second offering, as well as some assumption on the exercising of the warrant, so it’s an estimate.

Will Lyons: Right, okay. All right, that makes sense too. Thanks very much, guys.

Lily Li: Thank you.

Operator: And we’ll go next to Alex Harbin at Tollcross Securities.

Alex Harbin: Hi guys. Congratulations on the good quarter. I have a few questions actually. One is regarding your capital structure. I’ve noticed that over the years you guys have kept very, very low debt levels and pretty much finance everything through equity. Now you’re bringing in quite a good profit. Is there some reason why you guys don’t go for debt? Like what’s the story here?

Tony Liu: (Chinese spoken).

Lily Li: (Chinese spoken).

Hong Ju: Okay. So regarding this follow-on offering, we believe in addition to the purpose of raising capital, we also want to achieve other goals and we have discussed these goals in our road shows and Lily would not like to repeat these statements again. And with respect to the capital structure, AOBO is at a juncture where we can, to look at this issue from multiple angles; however there is also a traditional influence from the Chinese psychology which is “do not raise that.”

Lily Li: But looking forward we will consider (inaudible).

Alex Harbin: Okay. Okay. And then I guess sort of touching on the same thing that some of the other people have said regarding the acquisition, you know, is how much is 40 million from this 12 million revenue. How much of that is based on the distribution that they can add; I mean proportionally speaking, how much distribution versus just the products are they bringing to the table? And you know, I guess the second part of this would be, you know with regard to the acquisitions you made in the past, GLP is an example, the Shuanghuanlian Powder, I know after you did that sales increased multiple,100%, are you guys having those kinds of expectations on the sales side for Boke and CCXA?

Tony Liu: (Chinese spoken).

Lily Li: (Chinese spoken).

Hong Ju: Okay. So we believe CCXA and Boke are very, very — or have very great potential and that’s what we like and that’s why we want to buy these companies. We do not believe it’s reasonable to measure the value of the company by the current sales figures that they are generating.

Lily Li: (Chinese spoken).

Hong Ju: So if we take GLP and HSPL as examples, when we purchased them before our acquisition their annual revenue is running at about $4 million a year; however after 12 months post acquisition the revenue generated from HSPL’s products have reached $16 million. And to take GLP as an example, their sales figures was at $10 annually, and within eight months of acquisition their revenue reached 20 million and from a 12 month time frame their revenue hit 25 million. And we see such potential and we acted upon our perception of the potential, and so we are not really trying to buy the company just by their current revenue. That’s not what we are doing.

Alex Harbin: Okay. All right, great. Thanks.

Lily Li: Tony would like to add some points.

Alex Harbin: Okay.

Tony Liu: (Chinese spoken).

Hong Ju: Okay. So Tony wants to add, we are not following a fixed model, and at the announcement of the LOI on CCXA and on Boke, it does not represent a model in which there are fixed parameters we go after to complete acquisitions, but rather it’s more meaningful to look at such acquisitions as a process of discovering value, discovering potential and the negotiation — reaching a reasonable price through negotiation and to create future value as we can.

Alex Harbin: Okay. Thanks.

Lily Li: Thank you.

Operator: We will go next to Shaumo Sadhukhan at Lotus Partners.

Shaumo Sadhukhan: Lily, Tony, Wilfred, Jun Min, wonderful quarter and really in my opinion a vindication of your strategy to move resources from prescription to over-the-counter earlier this year. I just wanted to get a better sense of CCXA and Boke, and what are the key products for each of those that you expect — how many key products for each of those do you expect to focus on? And what will be the time frame and strategy to roll out those products?

Tony Liu: (Chinese spoken).

Lily Li: Thank you, Shaumo. I would like to take your question.

(Chinese spoken).

Hong Ju: So Lily would like to say that the transaction is not closed so we cannot give you details. However we still can say that we do see good, great potential products from both Boke and CCXA. For example, just for example, Boke is very strong in sinus infections medicines, and with respect to the markets, you know, one drug that Schering-Plough has, which is Claritin, which rakes in billions of dollars annually, and with Boke’s products in the same area, and with China’s market size, we believe it has great potentials too. Plus, Boke’s sinus products has its own established brand name in China and a lot of people believe it. And in addition to the sinus infection medicine or drug, Boke also has other products which have very (inaudible) addressable markets, such as a shampoo which is used for dandruff control and these are all aimed at big markets. If we go back to the sinus infection medicine for example, Boke’s current sales in this product is 800 million WAN (sp?) or RMB.

Lily Li: (Chinese spoken).

Hong Ju: Oh I’m sorry, that 800 million WAN is not Boke’s product; it’s Schering-Plough’s product sales in China’s market.

Lily Li: In fact it’s 800 million RMB. So I just want to give you examples to illustrate the strength of their products.

Shaumo Sadhukhan: Lily, with these two acquisitions, how much can you expand distribution of their products; meaning how well are their products currently distributed now? And then when you get control of them how much can you expand the distribution with your distribution network?

Tony Liu: (Chinese spoken).

Lily Li: (Chinese spoken).

Hong Ju: So we see that from the distribution network perspective, these companies are complementary to us but they are different. For example, CCXA is more focused on rural markets, and Boke is more focused on the OTC markets, and Boke has its own distribution points of 80,000 distribution points.

Lily Li: (Chinese spoken).

Shaumo Sadhukhan: Last thing is, can you provide us an update on the process for getting a more prominent auditor?

Tony Liu: (Chinese spoken).

Lily Li: (Chinese spoken).

Hong Ju: Okay. This is an issue that we are thinking seriously, but we cannot comment about it on the call.

Shaumo Sadhukhan: Okay. Thank you and great job.

Lily Li: Thank you.

Operator: And we do have time for one further question today, and that will come from Matt Dellorfano with View Street Capital.

Matt Dellorfano: Lily, Tony, Wilfred and Jun Min, thank you very much for a fantastic quarter. Most of my questions have been answered, and I just wanted to run by one thing... Regarding your guidance in the third quarter specifically, if I’m not mistaken it implies a 50% organic growth rate, if you back out that 1 million, that’s obviously...

Male Speaker: What is the percent, did you say?

Matt Dellorfano: 27 to 41, is that, am I thinking about that properly?

Wilfred Chow: Are you just looking at the third quarter?

Matt Dellorfano: Correct.

Wilfred Chow: Yes, that’s correct.

Matt Dellorfano: Great, okay. Thank you. Could you just to try and frame, the organic growth historically, especially last quarter, and the other products being around approximately 14%, that’s sort of... It’s a little bit misleading in terms of the fact that a lot of the capital would have been spent, that you spent to market the OTC and the Jinji products it would have ended up being allocated to those products had Jinji not existed. So can you kind of give me an idea for how you’re thinking about allocating the capital going forward and the personnel and the sales, because we’ve seen fantastic results where you do allocate them, so maybe you might clarify that for me.

Tony Liu: (Chinese spoken).

Wilfred Chow: (Chinese spoken).

Lily Li: I’m sorry, Matt. Would you please repeat your question? I’m sorry...

Matt Dellorfano: Sure. I was just making the point that if the organic growth in the last quarter was approximately, let’s call it 14%, so I understand there’s more...

Tony Liu: (Chinese spoken).

Matt Dellorfano: However, it’s probably a little bit low given that you reallocated a lot of your resources, sales people and marketing et cetera to the Jinji product and products that you use (sp?) to help move the company past the possibly problematic first half of the year which you managed fantastically. So as I think about your resource allocation going forward, you know for incremental spending on resources or allocation, how quickly can you grow individual products that you choose to focus on versus ones that are growing sort of on their own without additional sales focus?

Tony Liu: (Chinese spoken).

Lily Li: (Chinese spoken).

Hong Ju: Okay. Matt, we must clarify what is organic growth. The Jinji products generated $25 million of sales or at the rate of such annual sales, but before we acquired it it was generating $10 million a year; therefore the difference is not acquired revenue, but rather it is the achievement or it is the result of our integration. And because of this we believe it’s more reasonable to include it as organic growth.

Lily Li: (Chinese spoken).

Hong Ju: Yes, we view it as organic growth and the reason that we did it.

Matt Dellorfano: I completely agree, and evidenced around the cash and cash returns, I was just trying to apply information — you know apply your... If you were to apply the same tactics going forward given that it’s obvious that the organic growth is higher than 14% and completely understood what you’re getting.

Wilfred Chow: I still don’t understand how you came up with 14% when it’s higher than that.

Matt Dellorfano: I understand. I was just trying to apply the same — figure out how you’d apply the same practices going forward but I’m in agreement and I can take the question off line without a problem. Thank you very much. All my other questions have been answered, and I’m very pleased that the company is able now at this point to consider debt versus equity financing (inaudible) forward. Fantastic quarter, thank you guys very, very much.

Lily Li: Okay, thank you.

Wilfred Chow: Just to make sure that everyone understands here... Our net sales for the quarter increased by 49% from 33.9 million to 22.8 million, so, and if we’re using the traditional way of, American way in calculating organic growth, if we back out part of the — because we started, consolidated GLP in April 18, if we back out 15 days of GLP contribute in the second quarter our organic growth for the second quarter is, will be about 40%, around 45%. So I disagree with Matt saying that our organic growth is at 14.

Lily Li: And also like we expressed in, just now, looking forward our organic growth rate will exceed 30%.

Thank you for your participation. We are looking forward to speaking with you in the third quarter conference call. Thank you everyone.

Operator: This does conclude today’s conference. We do thank you for your participation. You may disconnect at this time.